UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2022 (July 31, 2022)

Social Leverage Acquisition Corp I

(Exact name of registrant as specified in its charter)

Delaware	001-40059	85-4095616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8390 E. Via De Ventura Suite F110-207 Scottsdale, Arizona 85258
(Address of principal executive offices, including zip code)

(302) 492-7522

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value and one-fourth of one redeemable warrant	SLAC.U	NYSE
Class A common stock, included as part of the units	SLAC	NYSE
Redeemable warrants, included as part of the units	SLAC WS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Business Combination Agreement

On July 31, 2022, Social Leverage Acquisition Corp I (“Social Leverage,” “SLAC” or the “Company”), entered into a business combination agreement, by and among Social Leverage, SLAC Merger Sub, Inc., a wholly owned subsidiary of Social Leverage (“Merger Sub”), and W3BCLOUD Holdings Inc. (“W3BCLOUD”) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the business combination were unanimously approved by Social Leverage’s board of directors on July 8, 2022. If the Business Combination Agreement is approved by Social Leverage’s stockholders and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into W3BCLOUD (the “Merger”), with W3BCLOUD surviving the Merger as a wholly owned subsidiary of New W3BCLOUD (as defined below). In addition, upon the effectiveness of the Proposed Charter (as defined below), Social Leverage will be renamed W3BCLOUD, Inc. and is referred to herein as “New W3BCLOUD” following the consummation of the transactions described below (collectively, the “Business Combination”).

The Business Combination

The Business Combination Agreement provides for, among other things, the following: (i) (a) on the closing date of the Business Combination, Social Leverage will file the proposed amended and restated certificate of incorporation to be adopted by Social Leverage stockholders pursuant to the Business Combination Agreement (the “Proposed Charter”) with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneous with the effective time of the Merger (the “Effective Time”) and (b) as a consequence of adopting the Proposed Charter, at the Effective Time, the governing documents of Social Leverage will be amended and restated and become the Proposed Charter and the bylaws of New W3BCLOUD to be adopted pursuant to the Business Combination Agreement, and Social Leverage’s name will be changed to “W3BCLOUD, Inc.”; (ii) the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into W3BCLOUD at the Effective Time, with W3BCLOUD as the surviving corporation in the Business Combination and, after giving effect to the Merger, W3BCLOUD will be a wholly owned subsidiary of Social Leverage; (iii) as a consequence of the Merger, at the Effective Time, the governing documents of W3BCLOUD will be the governing documents of the surviving company; (iv) as a consequence of the Merger, at the Effective Time, the directors and officers of W3BCLOUD as of immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the governing documents of the surviving company, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal; and (v) as a consequence of adopting the Proposed Charter, New W3BCLOUD will adopt a dual class structure, comprised of New W3BCLOUD class A common stock, which will carry one vote per share, and New W3BCLOUD class B common stock, held only by the two founders of W3BCLOUD, which will carry 10 votes per share. Other than the foregoing voting structure, the New W3BCLOUD class B common stock will have the same economic terms as the New W3BCLOUD class A common stock.

Effect of the Business Combination on Existing Social Leverage Equity

As a consequence of the Business Combination, each of the holders of Social Leverage Class B common stock that is issued and outstanding as of immediately prior to the Effective Time will automatically receive, on a one-for-one basis, shares of New W3BCLOUD Class A common stock in accordance with the terms of Social Leverage’s certificate of incorporation. Aside from as provided in the Sponsor Letter Agreement (as defined below), the Business Combination will have no effect on the Social Leverage Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding. In addition, each warrant to purchase one share of Social Leverage Class A common stock at an exercise price of $11.50 per share that is outstanding immediately prior to the Effective Time shall remain outstanding pursuant to the terms of the original warrant agreement, except that effective as of and conditioned on the closing of the Business Combination (the “Closing”), 2 million of the private placement warrants, each to purchase one share of Social Leverage Class A common stock, will be exchanged for 2 million new private placement warrants with substantially the same terms as the original private placement warrants, except that such new private placements warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in a new warrant agreement to be entered into in connection with the Closing.

Consideration to W3BCLOUD Equityholders in the Business Combination

As a consequence of the Merger, at the Effective Time, the consideration to be paid in respect of each share of W3BCLOUD common stock issued and outstanding as of immediately prior to the Effective Time, will be:

●	each share of W3BCLOUD Class A common stock will be converted into the right to receive a number of shares of newly-issued New W3BCLOUD Class A common stock (with each share valued at $10.00) equal to the product of the Aggregate Company Consideration (as defined in the Business Combination Agreement) multiplied by a fraction, the numerator of which is the number of shares of W3BCLOUD Class A common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of W3BCLOUD common stock issued and outstanding at the Effective Time, divided by the number of shares of W3BCLOUD common stock issued and outstanding at the Effective Time (such amount, the “W3BCLOUD Class A Per Share Consideration”), and

●	each share of W3BCLOUD Class B common stock will be converted into the right to receive a number of shares of newly-issued New W3BCLOUD Class B common stock (with each share valued at $10.00) equal to the product of the Aggregate Company Consideration multiplied by a fraction, the numerator of which is the number of shares of W3BCLOUD Class B common stock issued and outstanding at the Effective Time and the denominator of which is the number of shares of W3BCLOUD common stock issued and outstanding at the Effective Time, divided by the number of shares of W3BCLOUD common stock issued and outstanding at the Effective Time.

As a consequence of the Merger, at the Effective Time, each option to purchase B ordinary shares, nominal value $0.001, in the capital of W3BCLOUD Limited, a subsidiary of W3BCLOUD (“B Ordinary Shares”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “W3BCLOUD Subsidiary Option”) will be assumed by New W3BCLOUD and will automatically become an option (vested or unvested, as applicable) to subscribe for a number of shares of New W3BCLOUD Class A common stock equal to the product obtained by multiplying the number of B Ordinary Shares subject to such W3BCLOUD Subsidiary Option immediately prior to the Effective Time by the W3BCLOUD Class A Per Share Consideration, at an exercise price per share equal to the quotient obtained by dividing the exercise price per B Ordinary Share subject to such W3BCLOUD Subsidiary Option immediately prior to the Effective Time by the W3BCLOUD Class A Per Share Consideration.

Following the Closing and for five years thereafter (the “Earn Out Period”), as additional consideration for the Merger and the transactions contemplated by the Business Combination Agreement, New W3BCLOUD shall issue or cause to be issued to the stockholders of W3BCLOUD as of the date of the Merger Agreement, the following shares of New W3BCLOUD (the “Earn Out Shares”) upon the terms and subject to the conditions set forth in the Business Combination Agreement and the other agreements contemplated thereby:

●	in the event the volume weighted average closing sale price of one share of New W3BCLOUD Class A common stock as reported on the stock exchange on which such shares are traded (“VWAP”) is greater than $12.50 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock;

●	in the event the VWAP is greater than $15.00 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock; and

●	in the event the VWAP is greater than $17.50 for at least 20 days out of a period of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, there shall be a one-time issuance of 8,330,000 shares of New W3BCLOUD Class A common stock.

If, during the Earn Out Period, there is a change of control that will result in the holders of New W3BCLOUD common stock receiving a per share price in excess of the applicable common stock price required in connection with any of the above earnout triggering events (an “Acceleration Event”), then immediately prior to the consummation of such change of control: (i) any such triggering event that has not previously occurred shall be deemed to have occurred; and (ii) New W3BCLOUD shall issue the applicable Earn Out Shares to the stockholders of W3BCLOUD as of the date of the Business Combination Agreement, and the recipients of such issued Earn Out Shares shall be eligible to participate in such change of control.

Representations and Warranties; Covenants

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. Social Leverage has also agreed to take all action within its power as may be necessary or appropriate such that, immediately after the Effective Time, (i) the New W3BCLOUD board of directors will consist of seven directors, (ii) the members of the board of directors of New W3BCLOUD will include certain individuals as set forth in the Business Combination Agreement and (iii) the officers of W3BCLOUD immediately prior to the Effective Time will become the officers of New W3BCLOUD. In addition, Social Leverage has agreed to adopt equity incentive plans, as described in the Business Combination Agreement.

The Business Combination Agreement contains additional covenants of the parties, including, among others, covenants providing for (i) the parties to conduct their respective businesses in the ordinary course through the consummation of the Business Combination, subject to certain exceptions, (ii) Social Leverage and W3BCLOUD to cease discussions regarding alternative transactions, (iii) Social Leverage to prepare (and file with the Securities and Exchange Commission (the “SEC”)) a proxy statement on Schedule 14A (the “Proxy Statement”) for the purposes of soliciting proxies from Social Leverage’s stockholders to vote in favor of approval of the Business Combination Agreement, the transactions contemplated thereby and certain other matters at a special meeting called therefor, (iv) the protection of, and access to, confidential information of the parties, (v) the parties providing required notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (if applicable) and (vi) Social Leverage taking necessary steps to prepare and submit a stock exchange listing application in connection with the transactions contemplated by the Business Combination Agreement.

Conditions to Each Party’s Obligations

The obligations of Social Leverage and W3BCLOUD to consummate the Business Combination are subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (if applicable), (ii) the approval of Social Leverage’s stockholders, (iii) the approval of W3BCLOUD’s stockholders, (iv) approval by the relevant stock exchange of Social Leverage’s initial listing application in connection with the Business Combination, and (v) after giving effect to the transactions contemplated by the Business Combination Agreement, Social Leverage having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended) remaining immediately after the Effective Time.

In addition, the obligation of W3BCLOUD to consummate the Business Combination is subject to the fulfillment of other closing conditions, including, but not limited to, (i) the aggregate cash proceeds available for release from Social Leverage’s trust account (after giving effect to any redemptions of public shares, if any), together with the proceeds from the Subscription Agreements (as defined in the Business Combination Agreement), Transaction Financing (as defined in the Business Combination Agreement) and any private capital funded to W3BCLOUD (collectively, the “Available Cash”), equaling no less than $150,000,000 (the “Minimum Cash Balance”) and (ii) the delivery by Social Leverage of duly executed letters of resignation from certain directors and officers of Social Leverage.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing, including, but not limited to, (i) by the mutual written consent of Social Leverage and W3BCLOUD; (ii) by Social Leverage, subject to certain exceptions, if any of the representations or warranties of W3BCLOUD are not true and correct or if W3BCLOUD fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of Social Leverage could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) July 31, 2023 (the “Termination Date”); (iii) by W3BCLOUD, subject to certain exceptions, if any of the representations or warranties made by the Social Leverage and Merger Sub (together, the “Social Leverage Parties”) are not true and correct or if any Social Leverage Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing), in each case, such that certain conditions to the obligations of W3BCLOUD could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (a) thirty (30) days after written notice thereof, and (b) the Termination Date; (iv) by either Social Leverage or W3BCLOUD, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement; (v) by either Social Leverage or W3BCLOUD, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable; (vi) by either Social Leverage or W3BCLOUD, if the approval of the required transaction proposals is not obtained at the special meeting of Social Leverage stockholders called to consider matters related to the Business Combination (the “Special Meeting”) (including any adjournment thereof); (vii) by W3BCLOUD, if the Available Cash immediately prior to Closing would be less than the Minimum Cash Balance; and (viii) by W3BCLOUD, if the board of directors of Social Leverage does not recommend in favor of the Business Combination in the Proxy Statement or makes any change in its recommendation.

The Business Combination is expected to close in the fourth quarter of 2022, following the receipt of the required approval by Social Leverage’s stockholders and the fulfillment of other customary closing conditions.

A copy of the Business Combination Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference thereto. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. Investors and security holders are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties or covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement or any of their respective subsidiaries or affiliates. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Social Leverage does not believe that these schedules contain information that is material to an investment decision. Before making any voting or investment decisions, stockholders are encouraged to read the Proxy Statement and any other relevant documents carefully and in their entirety when they become available because they will contain important information about the proposed Business Combination.

Private Placements

As of the signing of the Business Combination Agreement, W3BCLOUD has received commitments for $40 million from certain of W3BCLOUD’s existing securityholders for new investments in connection with the transaction and has an agreement with a certain W3BCLOUD existing securityholder for an additional equity investment of $10 million, each of which is subject to certain conditions, and each of which is expected to be funded at the Closing.

Transaction Support Agreement

In connection with the execution of the Business Combination Agreement, certain stockholders of W3BCLOUD entered into the transaction support agreement, dated as of July 31, 2022 (the “Transaction Support Agreement”), with W3BCLOUD. Under the Transaction Support Agreement, (i) each stockholder of W3BCLOUD has agreed to, among other things, (a) enter into at the Closing certain of the transaction documents contemplated by the Business Combination Agreement, (b) not to effect any sale, distribution or disposal of shares held by such stockholder, subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing, and (ii) W3BCLOUD Nominees Limited (as holder of the B Ordinary Shares) has agreed to exchange the B Ordinary Shares held by it for shares of W3BCLOUD Class A common stock. The shares of W3BCLOUD common stock that are owned by the supporting W3BCLOUD stockholders and subject to the Transaction Support Agreement represent 100% of the outstanding voting power of W3BCLOUD common stock (on an as-converted basis) issued and outstanding as of the execution of the Transaction Support Agreement.

The foregoing description of the Transaction Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Transaction Support Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, Social Leverage Acquisition Sponsor I (the “Sponsor”), W3BCLOUD, and other persons (the “Insiders”) entered into a sponsor letter agreement, dated as of July 31, 2022 (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each other holder of Social Leverage Class B common stock has agreed to, among other things, (i) vote in favor of the transaction proposals (including the proposal to approve the Business Combination Agreement and the related transactions contemplated therein) at the Special Meeting; (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Social Leverage or any other anti-dilution or similar protection with respect to the Social Leverage common stock (whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise); (iii) not redeem or otherwise exercise any right to redeem any of his, her or its Social Leverage equity securities; (iv) be bound by certain transfer restrictions with respect to his, her or its Social Leverage equity securities prior to the Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, provided that such transfer restrictions shall apply to 50% of Restricted Sponsor Shares (as defined in the Sponsor Letter Agreement) from the Closing and through the date that is five years after the Closing Date (the “Vesting Period”), unless and until the volume weighted average price (“VWAP”) of the Social Leverage Class A common stock equals or exceeds $12.50 for any 20 trading days out of a period of 30 consecutive trading days, and such transfer restrictions shall apply to the remaining 50% of Restricted Sponsor Shares unless and until the VWAP of the Social Leverage Class A common stock equals or exceeds $15.00 for any 20 trading days out of a period of 30 consecutive trading days; and (v) exchange 2 million of the private placement warrants, each to purchase one share of Social Leverage Class A common stock for 2 million new private placement warrants with substantially the same terms as the original private placement warrants, except that such new private placements warrants will be subject to redemption at a reference price of $18.00 per share, subject to conditions set forth in the new warrant agreement.

The foregoing description of the Sponsor Letter Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Letter Agreement filed as Exhibit 10.2 hereto and incorporated by reference herein.

Voting Agreement

At the Closing, the Company, ConsenSys AG (“ConsenSys”) and Halo Holdings Limited, a holding company through which Sami Issa and Wael Aburida will hold their New W3BCLOUD Class B common stock, will enter into voting agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Voting Agreement”), providing for certain director nomination rights in favor of ConsenSys. The Voting Agreement provides that for so long as ConsenSys, together with any of its qualifying transferees (as defined in the Voting Agreement), collectively maintain ownership of at least 20% of the shares of New W3BCLOUD class A common stock held by ConsenSys upon entry into the Voting Agreement (the “20% Condition”), the parties to the Voting Agreement will take all reasonable actions within their respective control to provide that any time during which the 20% Condition is satisfied, one director of the board of directors of the Company to be an individual designated by ConsenSys.

The Voting Agreement will terminate once the 20% Condition is no longer satisfied.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Voting Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of shares of Social Leverage common stock is incorporated by reference herein.

Item 5.02 Appointment of Principal Officers; Compensatory Arrangements with Certain Officers.

On July 31, 2022, concurrently with the execution of the Business Combination Agreement, each of Sami Issa and Wael Aburida entered into employment agreements with the Company (the “Executive Employment Agreements”), pursuant to which Mr. Issa will serve as the Company’s Chief Executive Officer and Mr. Aburida will serve as the Company’s Chief Financial Officer and Chief Investment Officer. Pursuant to the Executive Employment Agreements, the Company will also use its best efforts to cause each of Messrs. Issa and Aburida to be nominated for election to the board of directors of the Company. The Executive Employment Agreements will become effective upon, and subject to, the Closing.

Mr. Issa, age 54, has served as Chief Executive Officer of W3BCLOUD since cofounding the company in June 2018. Prior to cofounding W3BCLOUD, Mr. Issa served in executive roles at International Business Machines Corporation, publicly traded multinational technology corporation, and Mubadala Development Company, an investment firm. Prior to Mubadala Development Company, Mr. Issa spent over 15 years in the semiconductor industry with Intel Corporation, Broadcom Inc., Texas Instruments Incorporated and National Semiconductor. Mr. Issa holds 30 patents. Mr. Issa holds a Master of Science in Electrical Engineering, with a focus on semiconductor device physics, from Arizona State University and a Bachelor of Science in Electrical Engineering, with a focus on electronics, from Cairo University.

Mr. Aburida, age 54, has served as Chief Financial Officer and Chief Investment Officer of W3BCLOUD since cofounding the company in June 2018. Prior to cofounding W3BCLOUD, Mr. Aburida was Managing Partner of Halo Investment Management, a multi-family office which he co-founded in 2015. Prior to Halo Investment Management, Mr. Aburida was head of investments for Waha Capital, a publicly traded global diversified investment company. Mr. Aburida has over 20 years of experience in finance, private equity, M&A, and board-level leadership experience across companies in North America, Europe, Africa and Asia. Mr. Aburida holds a Master of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Arts in Business from Lake Forest College.

Pursuant to the Executive Employment Agreements, Messrs. Issa and Aburida will each be (i) paid an annual base salary of $635,000, (ii) eligible to receive an annual target bonus of 96% of their annual base salary in accordance with the Company’s annual bonus program, and (iii) eligible to participate in the Company’s equity-based incentive programs as in effect from time to time with a target value equal to 500% of their annual base salary. The Executive Employment Agreements further provide that Messrs. Issa and Aburida will each receive a one-time cash bonus of $2,030,000 in connection with the Closing.

The Executive Employment Agreements further provide that upon a termination of employment by the Company without Cause or by Mr. Issa or Mr. Aburida for Good Reason (each, as defined in the Executive Employment Agreements, a “Qualifying Termination”), Messrs. Issa and Aburida will receive 18 months of base salary. In addition, Messrs. Issa and Aburida will each receive any previously unpaid annual bonus from any prior completed fiscal year, a prorated annual bonus for the year of termination based on actual performance, 18 months of continued medical benefits coverage, and vesting of all outstanding unvested equity-based awards consistent with the vesting terms applicable to similarly-situated officers and directors of the Company. In the event of Qualifying Termination within six months prior to or within 24 months following a change in control, Messrs. Issa and Aburida will each receive a lump sum amount equal to one and a half times their current annual base salary plus target annual bonus, any previously unpaid annual bonus from any prior completed fiscal year, a prorated annual bonus for the year of termination based on actual performance, 18 months of continued medical benefits coverage, and accelerated vesting of all outstanding unvested equity-based awards on the date of termination. The foregoing severance entitlements are subject to the execution of a general release of claims in favor of the Company.

The foregoing description of the Executive Employment Agreements does not purport to be complete, and is qualified in its entirety by reference to the terms and conditions of the Executive Employment Agreements, copies of which are filed as Exhibits 10.4 and 10.5 hereto and are incorporated herein by reference.

Important Information about the Business Combination and Where to Find It

In connection with the Business Combination, the Company intends to file with the SEC a proxy statement, which will be mailed (if and when available) to all Company stockholders once definitive (the “Proxy Statement”), which will serve as a preliminary proxy statement and certain other related documents, which will be distributed to holders of shares of the Company’s common stock in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to the Business Combination as well as other matters as may be described in the Proxy Statement. The Company’s stockholders and other interested persons are advised to read, when available, the Proxy Statement, as well as other documents filed with the SEC in connection with the Business Combination, as these materials will contain important information about the parties to the Business Combination Agreement, the Company and the Business Combination. Copies of the definitive proxy statement and all other relevant materials for the Business Combination filed or that will be filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by the Company may be obtained for free by directing a request to: Social Leverage Acquisition Corp I, 8390 E.Via De Ventura, Suite F110-207, Scottsdale, Arizona 85258, Attention: Howard Lindzon.

Participants in the Solicitation

SLAC, W3BCLOUD and certain of their respective directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from SLAC’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of SLAC’s directors and executive officers in SLAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 31, 2022. A list of the names, affiliations and interests of SLAC’s directors and executive officers in SLAC will be contained in a proxy statement relating to the proposed transaction that will be filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from SLAC’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of SLAC’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by directing a request to: Social Leverage Acquisition Corp I, 8390 E.Via De Ventura, Suite F110-207, Scottsdale, Arizona 85258, Attention: Howard Lindzon.

Forward Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics (including Revenue, EBITDA, EBITDA Margin and Capex), projections of industry supply and demand, pricing and market opportunity, the satisfaction of closing conditions to the Business Combination and any related transactions, the level of redemptions by the Company’s public stockholders and the timing of the completion of the Business Combination, including the anticipated closing date of the Business Combination and the use of the cash proceeds therefrom. These statements are based on various assumptions, whether or not identified in this communication and on the current expectations of the Company’s and W3BCLOUD’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of the Company and W3BCLOUD.

These forward-looking statements are subject to a number of risks and uncertainties, including (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of the Company are not obtained; (iii) the ability to maintain the listing of the combined Company’s securities on the stock exchange; (iv) the risk that the Business Combination disrupts current plans and operations of the Company or W3BCLOUD as a result of the announcement and consummation of the transaction described herein; (v) the risk that any of the conditions to closing are not satisfied in the anticipated manner or on the anticipated timeline; (vi) the failure to realize the anticipated benefits of the Business Combination; (vii) risks relating to the uncertainty of the projected financial information with respect to W3BCLOUD and costs related to the Business Combination; (viii) risks related to the rollout of W3BCLOUD’s business strategy and the timing of expected business milestones; (ix) the effects of competition on W3BCLOUD’s future business and the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (x) risks related to domestic and international political and macroeconomic uncertainty; (xi) the outcome of any legal proceedings that may be instituted against the Company, W3BCLOUD or any of their respective directors or officers, following the announcement of the Business Combination; (xii) the amount of redemption requests made by the Company’s public stockholders; (xiii) the ability of the Company or the combined company to obtain financing, if any, in connection with the Business Combination; (xiv) the impact of the global COVID-19 pandemic and governmental responses on any of the foregoing risks; (xv) risks related to digital assets technology, industry and regulations; (xvii) changes in laws and regulations; and (xvi) those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, in each case, under the heading “Risk Factors,” and other documents of the Company to be filed with the SEC. The Company and W3BCLOUD caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. If any of these risks materialize or the Company’s or the W3BCLOUD’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither the Company nor W3BCLOUD presently know or that the Company and W3BCLOUD currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s and W3BCLOUD’s expectations, plans or forecasts of future events and views as of the date of this communication. The Company and W3BCLOUD anticipate that subsequent events and developments will cause the Company’s and W3BCLOUD’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company and W3BCLOUD specifically disclaim any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing the Company’s or W3BCLOUD’s assessments as of any date subsequent to the date of this communication. Neither the Company nor W3BCLOUD gives any assurance that W3BCLOUD or the Company will achieve its expectations. Accordingly, undue reliance should not be placed upon the forward-looking statements.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1 †	Business Combination Agreement, dated as of July 31, 2022, by and among Social Leverage Acquisition Corp I, SLAC Merger Sub, Inc., and W3BCLOUD Holdings Inc.
10.1	Transaction Support Agreement, dated as of July 31, 2022, by and among Social Leverage Acquisition Corp I and certain stockholders of W3BCLOUD.
10.2	Sponsor Letter Agreement, dated as of July 31, 2022, by and among W3BCLOUD Holdings Inc., Social Leverage Acquisition Corp I, Social Leverage Acquisition Sponsor I LLC and the other parties thereto.
10.3	Form of Voting Agreement, by and among W3BCLOUD, Inc., Halo Holdings Limited and ConsenSys.
10.4	Executive Employment Agreement, dated as of July 31, 2022, by and between the Company and Sami Issa
10.5	Executive Employment Agreement, dated as of July 31, 2022, by and between the Company and Wael Aburida
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

The exhibits to this Current Report on Form 8-K may contain hypertext links to information on our website or other parties’ websites. The information on our website and other parties’ websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL LEVERAGE ACQUISITION CORP I

	By:	/s/ Douglas Horlick
	Name:	Douglas Horlick
	Title:	President and Chief Operating Officer

Date: August 1, 2022